REAFFIRMATION AND RATIFICATION AGREEMENT

July 26, 2006

Laurus Master Fund, Ltd.
c/o Laurus Capital Management, LLC
825 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

Reference is made to the (a) Subsidiary Guaranty dated as of November 30, 2004 made by ICF Communications Solutions, Inc., a California corporation ("ICF Communications"), in favor of Laurus Master Fund, Ltd., a Cayman Islands company ("Laurus") (as amended, restated, modified and/or supplemented from time to time, the "Subsidiary Guaranty"), (b) Master Security Agreement dated as of November 30, 2004 made by ICF Corporation, a Delaware corporation (the "Parent") and ICF Communications in favor of Laurus (as amended, restated, modified and/or supplemented from time to time, the "Master Security Agreement"), (c) Stock Pledge Agreement dated as of November 30, 2004 made by the Parent and ICF Communications in favor of Laurus (as amended, restated, modified and/or supplemented from time to time, the "Stock Pledge Agreement") and (d) Security Agreement, dated as of November 30, 2004, by and among the Parent, ICF Communications and Laurus (the Subsidiary Guaranty, the Master Security Agreement, the Stock Pledge Agreement and the Security Agreement, collectively, the "Existing Security and Guaranty Agreements").

WHEREAS, the Companies have authorized the issuance to Laurus of the 2006 Laurus Revolving Note (as defined below), which 2006 Laurus Revolving Note shall amend and restate and be given in substitution of and not in satisfaction of the Revolving Note issued to Laurus by the Parent on November 30, 2004 (as amended, restated, modified and/or supplemented prior to the date hereof, the "Original Revolving Note);

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. On the date hereof, (a) the Parent shall issue to Laurus the 2006 Laurus Revolving Note in substitution and not in satisfaction of the Original Revolving Note and (b) Laurus shall return to the Companies the Original Revolving Note marked "cancelled". Each Company and

2. To induce Laurus to provide additional financial accommodations to the Company evidenced by that certain Amended and Restated Secured Convertible Revolving Note, dated November 30, 2004 and amended and restated as of the date hereof, made by the Parent in favor of Laurus (as amended, restated, modified and/or supplemented from time to time, the "2006 Laurus Revolving Note"), each of the Parent and ICF Communications hereby:

(a) represents and warrants to Laurus that it has reviewed and approved the terms and provisions of the 2006 Laurus Revolving Note and the documents, instruments and agreements entered into in connection therewith;

(b) acknowledges, ratifies and confirms that all indebtedness incurred by, and all other obligations and liabilities of, each of the Parent and ICF Communications under the 2006 Laurus Revolving Note and the documents, instruments and agreements entered into in connection therewith are (i) "Obligations" under, and as defined in the Subsidiary Guaranty, (ii) "Obligations" under, and as defined in, the Master Security Agreement, (iii) "Indebtedness" under, and as defined in, the Stock Pledge Agreement and (iv) "Obligations" under, and as defined in, the Security Agreement;

(c) acknowledges, ratifies and confirms that the 2006 Laurus Revolving Note and the documents, instruments and agreements entered into in connection therewith are "Documents" under, and as defined in, each of the Subsidiary Guaranty, the Master Security Agreement and the Stock Pledge Agreement, and "Ancillary Agreements" under, and as defined in, the Security Agreement;

(d) acknowledges, ratifies and confirms that all of the terms, conditions, representations and covenants contained in the Existing Security and Guaranty Agreements are in full force and effect and shall remain in full force and effect after giving effect to the execution and effectiveness of the 2006 Laurus Revolving Note;

(e) represents and warrants that no offsets, counterclaims or defenses exist as of the date hereof with respect to any of the undersigned's obligations under any Existing Security and Guaranty Agreement; and

(f) acknowledges, ratifies and confirms the grant by each of the Parent and ICF Communications to Laurus of a security interest in the assets of (including the equity interests owned by) each of the Parent and ICF Communications, respectively, as more specifically set forth in the Existing Security and Guaranty Agreements.

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This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

ICE CORPORATION

By: ______________________

Name: Janice B. Fuellhart
Title: Chief Executive Officer

ICF COMMUNICATIONS SOLUTIONS, INC.

By: ______________________

Name: Janice B. Fuellhart
Title: Chief Executive Officer

Acknowledged and Agreed to by:

LAUKUS MASTER FUND, LTD.

By:________________________
Name: Eugene Grin
Title: Director